Exhibit 10.31

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into by and between the parties below as of September 29, 2018 in Shenzhen, the People’s Republic of China (“China” or the “PRC”):

(1)                                Shenzhen Pengai Hospital Investment Management Co., Ltd. (the “Lender”), a limited liability company incorporated and existing under the laws of the PRC, with the address at South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen; and

(2)                                Zhou Pengwu (the “Borrower”), a Chinese citizen with Identification No.: ###############(2)

The Lender and the Borrower shall each be hereinafter referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.              The Borrower intends to purchase 10% of equity interests of Shanghai Pengai Aesthetic Medical Clinic Co., Ltd. (the “Target Company”) held and owned by the Lender, representing RMB30,000 in the registered capital of the Target Company (the “Target Equity Interest”);

2.              The Lender agrees to extend a loan to the Borrower in the amount of RMB30,000 to be used for the purposes set forth under this Agreement, and the Borrower confirms that he has received and will use such loan for the purposes hereunder.

The Parties agree as follows:

1                     Loan

1.1                     In accordance with the terms and conditions of this Agreement, the Lender and the Borrower hereby acknowledge that the Borrower has obtained from the Lender a loan in the amount of RMB30,000 (the “Loan”).  The term of the Loan shall be the period from the date hereof to the date the Loan is fully repaid or waived according to this Agreement.

1.2                     The Loan provided by the Lender under this Agreement shall inure to the Borrower’s benefit only and not to the Borrower’s successor(s) or assign(s).

1.3                     The Borrower agrees to accept the Loan provided by the Lender, and hereby agrees on and warrants using the Loan solely for the purchase of the Target Equity Interest.  Without the Lender’s prior written consent, the Borrower shall not use the Loan for any purpose other than set forth herein.

1.4                     The Parties agree and acknowledge that the repayment of the Loan by the Borrower shall be that the Borrower transfer the current and future economic interest of the Target Equity Interest to the Lender.  The Borrower undertakes to execute an Economic Interest Transfer Agreement accordingly (including its amendments from time to time, the “Economic Interest Transfer Agreement”).

1.5                     The Borrower undertakes to execute an Exclusive Option Agreement (including its amendments from time to time, the “Exclusive Option Agreement”), under which, the Borrower grants the Lender an exclusive option with respect to the Target Equity Interest.  To the extent permitted by the applicable PRC laws, the Lender shall have the right but not the obligation to purchase or designate other person(s) (legal or natural person(s)) to purchase the Target Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Option Agreement.

1.6                     The Borrower undertakes to execute an Equity Interest Pledge Agreement (including its amendments from time to time, the “Equity Interest Pledge Agreement”), under which, the Borrower pledges to the Lender all the Target Equity Interest held by the Lender as security for the Lender’s obligations under this Agreement and relevant agreements.

1.7                     The Borrower undertakes to execute an irrevocable Power of Attorney (including its amendments from time to time, the “Power of Attorney”), which authorizes the Lender or a legal or natural person(s) designated by the Lender to exercise all of the Borrower’s rights as a shareholder of the Target Company.

2                     Representations and Warranties

2.1                     Between the execution date and the termination date of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:

2.1.1                    the Lender is a corporation duly organized and legally existing in accordance with the laws of China;

2.1.2                    the Lender has the legal capacity to execute and perform this Agreement.  The Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3                    this Agreement, when executed, constitutes the Lender’s legal, valid, and binding obligations.

2.2                     Between the execution date and the termination date of this Agreement, the Borrower hereby makes the following representations and warranties:

2.2.1                    the Borrower has the legal capacity to execute and perform this Agreement.  The Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.2                    this Agreement, when executed, constitutes the Borrower’s legal, valid, and binding obligations; and

2.2.3                    there are no disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower, that would be reasonably expected to have a material adverse effect on the ability of the Borrower to consummate the transaction contemplated by this Agreement.

3                     Borrower’s Covenants

3.1                     As and when he becomes, and for so long as he remains the registered owner of the Target Equity Interest, the Borrower irrevocably covenants that during the term of this Agreement, the Borrower shall cause the Target Company:

to strictly abide by the provisions of the Economic Interest Transfer Agreement, the Exclusive Option Agreement, the Equity Interest Pledge Agreement and Power of Attorney to which the Target Company is a party, and to refrain from any action or omission that may affect the effectiveness and enforceability of the Economic Interest Transfer Agreement, the Exclusive Option Agreement, the Equity Interest Pledge Agreement or the Power of Attorney.

3.2                     the Borrower covenants that during the term of this Agreement, he shall:

3.2.1                    abide by the provisions of this Agreement, Economic Interest Transfer Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement to which the Borrower is a party, perform his obligations under this Agreement, Economic Interest Transfer Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, and refrain from any action or omission that may affect the effectiveness and enforceability of this Agreement, Economic Interest Transfer Agreement, the Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement;

3.2.2                    not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest of the Target Equity Interest, or allow the encumbrance thereon of any security interest, unless stipulated in the Economic Interest Transfer Agreement or the Equity Interest Pledge Agreement;

3.2.3                    cause any shareholders’ meeting and/or the board of directors (or executive director) of the Target Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Target Equity Interest, or allow the encumbrance thereon of any security interest, except to the Lender or the Lender’s designated person(s);

3.2.4                    immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Target Equity Interest;

3.2.5                    to the extent necessary to maintain his ownership of the Target Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims or raise necessary and appropriate defense against all claims;

3.2.6                    without the prior written consent of the Lender, refrain from any action or omission that may have a material impact on the assets, business and liabilities of the Target Company;

3.2.7                    to the extent permitted by the laws of China, at the request of the Lender at any time, promptly and unconditionally transfer all of the Target Equity Interest to the Lender or the Lender’s designated representative(s) at any time, and cause the other shareholders of the Target Company to waive their right of first refusal with respect to the share transfer described in this Section.

4                     Liability for Default

If the Borrower conducts any material breach of any term of this Agreement, the Lender shall have the right to terminate this Agreement and require the Borrower to compensate all damages; this Section 4 shall not prejudice any other rights of the Lender herein.

5                     Notices

5.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, prepaid postage, commercial courier service or by facsimile transmission to the address of such Party as set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on such notices which shall be deemed to have been effectively given shall be determined as follows:

5.1.1                    notices given by personal delivery, courier service, registered mail or prepaid postage, shall be deemed effectively given on the date of delivery.

5.1.2                    notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

For the purpose of notices, the addresses of the Parties are as follows:

Lender:                              Shenzhen Pengai Hospital Investment Management Co., Ltd.

Address:                         South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Attn:                                            Zeng Junming

Phone:                                  #############

Borrower:                  Zhou Pengwu

Address:                         South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Phone:                                  #############

Any Party may at any time change its address for notices by having a notice delivered to the other Party in accordance with the terms hereof.

6                     Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7                     Governing Law and Resolution of Disputes

7.1                     The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

7.2                     In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  In the event the Parties fail to settle the dispute through negotiations, such dispute shall be submitted to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration, in accordance with its arbitration rules and procedures in effect at the time.  The arbitration shall be conducted in Shenzhen.  The arbitration award shall be final and binding on all Parties.

7.3                     Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8                     Miscellaneous

8.1                     This Agreement should become effective upon the execution by the Parties, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

8.2                     This Agreement shall be written in both Chinese and English in two copies, each Party having one copy.  In case of any conflicts between the Chinese version and the English Version, the Chinese version shall prevail.

8.3                     This Agreement may be amended or supplemented through written agreement by and between the Lender and the Borrower.  Such written amendment agreement and/or supplementary agreement executed by and between the Parties are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

8.4                     In the event that one or several of the provisions of this Agreement is/are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that, to the greatest extent permitted by law, accomplish the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5                     Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.  The provisions of Sections 4, 5, 6, 7 and this Section 8.5 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date first above written.

Lender:	Shenzhen Pengai Hospital Investment Management Co., Ltd. (seal)

By:	/s/ Zhou Pengwu
Name:	Zhou Pengwu
Title:	Legal Representative

Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date first above written.

Borrower:	Zhou Pengwu

By:	/s/ Zhou Pengwu

Signature Page